                                                                  Exhibit 10.18

BioTek Solutions, Inc.
3865 North Business Center Drive
Tucson, AZ 85705

                                   May 1, 1996

Lev J. Leytes
President and CEO
LJL BioSystems, Inc.
404 Tasman Dr.
Sunnyvale, CA 94089

         RE:      TECHMATE 250/HORIZON

Dear Lev:

     This letter outlines the basis on which BioTek Solutions, Inc. (together with its successor and assigns, "BioTek") will work with LJL in moving the Techmate 250 into volume production. It is intended to replace any prior agreements between the parties. However, in addition to this letter, the paragraphs set forth on attached Exhibit 1 are incorporated herein by reference and made a part hereof. Topics covered include (1) accounting for previous transactions, (2) the basis on which the first 100 Techmate 250 units will be procured, (3) payment terms for those 100 units, (4) engineering changes, (5) pricing for subsequent orders of 100 or 200 Techmate 250 units, (6) manufacturing exclusivity for LJL, and (7) restrictions on LJL.

Accounting for Prior Transactions

     We accept the accounting attached to your March 20, 1996 letter which shows BioTek [*] (the "Settlement Amount") to LJL and LJL [*] in Techmate 250 parts on BioTek's behalf, specifically as follows:

         Unpaid Phase IV - prior to manufacture               $  [*]
         Unpaid Phase IV - manufacturing transfer             $  [*]
         Parts procured                                       $  [*]
         Payment already received on first order              $  [*]
                                                              ----------
                               Total amount due               $  [*]
                                                              ===========

This amount will be paid when we issue our purchase order for the first 100 Techmate 250 units. [*]

     We agree that our auditors (Ernst & Young, Tucson) will talk with your auditors (Price Waterhouse, San Jose) to confirm that LJL has made [*] to LJL vendors for Techmate 250 parts inventory valued by LJL at [*]. LJL will pay the outstanding amounts owed to such vendors for such parts promptly after receiving the invoices for such parts and after the [*] balance referred to above is paid by BioTek to LJL. At the time this letter is executed by the parties, LJL will supply to BioTek a true and correct list of such parts.


* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Lev. J. Leytes
LJL BioSystems, Inc.
May 1, 1996
Page 2

Order for the First 100 Units

     This letter agreement will become effective upon LJL's acceptance in writing of the following items:

         (1)  payment in full of the Settlement Amount;

         (2) the letter of credit as specified in the Payment Terms section of this letter, and

         (3) BioTek's [*] Techmate 250's to be manufactured on the following terms and conditions (the "Initial Order"):

              Construction.    The construction of the units will be similar to
                               the [*] recently delivered by LJL to BioTek;
                               i.e., resin cast skins with no clear plastic cover. The units will pass the CE tests listed in Attachment A to this letter and will be manufactured in accordance with Good
                               Manufacturing Practices for medical products as prescribed from time to time by the United States
                               Food and Drug Administration.

              Pricing. The purchase price for the units will be [*] per unit, less a credit of $380.34 per unit for parts already procured and paid for by BioTek [*].

              Shipments.       Shipments of the units will commence [*] after we
                               issue a purchase order. The shipping rate for the [*]. Delivery schedule will provide for delivery of all units [*] after receipt of Initial Order.
                               We will advise LJL of the monthly shipping rate for the [*] at the time of the first shipment and provide a firm forecast [*] thereafter. The shipping rate will not fall below [*].

              Cover Option.    BioTek will have the option of adding a clear
                               plastic injection molded cover, or an opaque cover using an alternative fabrication technology, at anytime. If BioTek, elects to proceed with a clear plastic cover, at the option of BioTek, either LJL and BioTek will work together, or BioTek will work alone, to procure the tool necessary to produce that cover. That tool which the parties estimate will cost an estimated [*] (including applicable LJL fees), will be paid for by BioTek and will be the sole property of BioTek. LJL will add the cover to instruments assembled after the cover becomes available and will charge BioTek for this addition based on reasonable agreed upon pricing.
                               If BioTek elects to add a cover using a different fabrication technology, the parties will work together, in good faith, to procure parts on a cost effective basis.

              Spare Parts.     BioTek, will place an order for spare parts on
                               LJL within 30 days of issuing a purchase order.
                               LJL will supply parts already in inventory and paid for by BioTek without additional charge.
                               Other spare parts will be supplied by LJL to BioTek at LJL's normal parts rates. LJL will cooperate with BioTek in identifying the spare parts necessary. BioTek acknowledges that LJL will start ordering production parts within 24 hours after the receipt of the BioTek's purchase order for the [*] Techmate 250, and that any spare parts which are ordered separate from an order for Techmate 250's, may have to be processed individually, at additional cost to BioTek. LJL will work together with BioTek, however, to minimize the cost of parts orders processed individually.

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Lev. J. Leytes
LJL BioSystems, Inc.
May 1, 1996
Page 3

Software

     Provided this letter becomes effective, BioTek will have an option to acquire a non-exclusive license to modify (as set forth under Engineering Changes), use in the Techmate 250, reproduce and sublicense to purchasers of the Techmate 250 the then current version of the software code for the Techmate 250, for a [*]. BioTek can exercise this option by sending a written request to LJL and [*]. LJL shall ship the then current version of the software code for the Techmate 250, together with the source code therefor and then current relevant documentation within 15 business days of receiving of BioTek's such request and payment. All materials hereunder will be supplied on an "as is" basis and the form then existing at LJL. Any subsequent software engineering support may be requested by BioTek, and may be provided by LJL upon mutually agreed upon terms.

Payment Terms for the Initial Order

     [*] payable under the Initial Order ([*] calculated by dividing the total purchase order price [*]) will be paid by BioTek over the first 5 months after the issuance of the Initial Order as follows:

         (1) The amount of [*] from the prior transactions will be paid by BioTek at the time the Initial Order is delivered to LJL; and

         (2) The amount of [*] in the amount of [*], payable on the 30th, 60th, 90th, 120th, and 150th days after the initial payment under the previous paragraph.

Prior to LJL's acceptance of the Initial Order, BioTek will deliver to LJL an irrevocable letter of credit in the form attached hereto as Exhibit 2 issued by Silicon Valley Bank for the benefit of LJL in the amount of [*] to secure the payments referred to in subparagraph (2), above.

     These progress payments will be credited against invoices on a pro rata basis [*]. Payments for shipped units will be due net 15 days after invoice therefor to BioTek; however, if any of the payments are not received when due, and such failure shall continue for 15 days after written notice to BioTek, at the option of LJL. LJL may require that shipments thereafter be made on a pre-paid basis only. If any invoice is past due for more than 180 days, LJL shall be free to sell to any third party the parts and/or units for which LJL has made non-cancelable purchasing commitments to LJL vendors or that are in LJL's inventory, without notice and without any further obligation to BioTek, and LJL shall have a royalty-free non-exclusive license with the right to grant sublicenses, to use, sell and incorporate into such parts and/or units the BioTek's patented capillary gap technology. This royalty-free license as described above shall extend only to those instruments and/or parts that are either in LJL inventory or for which LJL has made non-cancelable purchasing commitments at the time of BioTek's payment default. Interest on all invoices that are more than [*].

Engineering Changes

     LJL acknowledges that market considerations may require (a) design changes to the Techmate 250 and/or (b) a shift to an alternative fabrication technology for the skins. LJL further acknowledges that BioTek has significant in-house capability to make engineering changes. Accordingly, LJL agrees that it will:

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Lev. J. Leytes
LJL BioSystems, Inc.
May 1, 1996
Page 4

         (1) Work with BioTek, in good faith, to investigate and develop cost estimates for engineer changes. Upon BioTek's written request, LJL will provide BioTek with an investigative quote (an "Investigative Quote") prior to any such work and will only perform such work after BioTek's written approval of the Investigative Quote; and

         (2) Permit BioTek to make software changes if BioTek determines it is more cost effective to use its own engineering resources rather than LJL'S. In the event BioTek chooses to make any software changes using its own engineering resources, BioTek will then become fully responsible for all regulatory compliance, validation, maintenance and revision control of all Techmate 250 software and for supplying to LJL the latest such revisions to be installed on the Techmate 250 units shipped by LJL. All units supplied by LJL after BioTek makes any such changes shall be supplied on "as is" basis with respect to the software components of such units.

BioTek recognizes that any engineering changes it makes may require manufacturing engineering changes. LJL will be responsible for manufacturing engineering changes, but BioTek will be responsible for the cost of such changes at LJL normal rates. Such costs will be reasonable. There will be no changes of any kind unless both parties agree, in writing, on the impact of such changes on budgets for non-recurring engineering costs connected therewith, and for implementing ECN documentation, manufacturing unit costs, inventory scrap and rework costs, shipment schedules and any other implications of such changes.

Subsequent Orders

     Orders will be in [*]. Prices for subsequent orders, provided the same construction methods are used as were employed in the production of the units covered by the Initial Order, without cover, will be as follows:

         (1)  The purchase price per unit for [*].

         (2)  The purchase price per unit for [*].

This ceiling price may be adjusted upwards at the time each new order is placed based on changes in the Bay Area Cost of Living Index (or other mutually agreed upon published index) since the date of the last order. [*] Notwithstanding the foregoing to the contrary, if a purchase order for Techmate 250 units (a "Additional Cost Order") is placed after the 130th day prior to the last scheduled shipment date under the next prior purchase order for Techmate 250 units, in addition to the foregoing per unit price as part of the pricing for the units supplied under such Additional Cost Order. BioTek will pay LJL for the reasonable set-up costs, if any, incurred by LJL as a result of restarting production of Techmate 250 units.

     These price ceilings may be moved up or down based on engineering and production changes mutually agreed to by the parties.

     Payment terms of [*], or multiples thereof, shall be no less favorable to LJL than the Payment Terms for the Initial order.

Manufacturing Exclusivity

     LJL shall continue to have exclusive manufacturing rights for the Techmate 250 for so long as (1) it accepts orders for Techmate 250 units in [*], or multiples thereof, at or below the then applicable price ceiling as described


* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Lev. J. Leytes
LJL BioSystems, Inc.
May 1, 1996
Page 5

in the preceding section, (2) it meets the delivery schedules mutually agreed to at the time each order is placed, and (3) the units produced by LJL routinely meet the final test specifications mutually agreed to by the parties. If at any time LJL, through a writing signed by its President, requires BioTek to place an order for Techmate 250 units in quantities of [*], or multiples thereof, or at the price above the then applicable price ceiling as described in the preceding section. LJL's manufacturing exclusivity shall terminate immediately upon receipt by BioTek of LJL's written notification. If LJL does not send to BioTek a notice rejecting any BioTek's purchase order within 15 business days of receipt of such order at LJL such purchase order shall be deemed accepted by LJL, provided the order confirms to all the terms of this letter agreement. Notwithstanding anything to the contrary contained herein, LJL shall be entitled to reject any purchase order whose payment terms are less favorable to LJL than the Payment Terms for the Initial Order without losing LJL's manufacturing exclusivity. If at any time LJL shall fail to comply with the requirements under clauses (2) or (3) above, and such failure shall continue for a period of 180 days after LJL is notified in writing by BioTek of such failure. LJL's exclusivity will terminate immediately after expiration of the above 180 days period.

     If LJL loses its exclusive manufacturing right, BioTek can either manufacture the instrument itself or move production to a third party. If there is a dispute over the loss of manufacturing rights. the parties agree to have the dispute resolved by an independent arbitrator according to the rules of American Arbitration Association.

Restriction on LJL

     LJL hereby agrees that it will not, at any time during the Restrictive Period (as defined below), manufacture or sell to any party other than BioTek, or an affiliate thereof, immunohistochemistry automated tissue microscope slide stainers, whether or nor similar in design. construction, appearance, specifications, application or performance to the Techmate 250. For purposes hereof, the "Restrictive Period" means the period commencing on the date this letter agreement becomes effective and ending when 12 consecutive calendar months have passed during which BioTek [*] 250 units from LJL (other than as a result of LJL's failure to meet BioTek's purchase orders to LJL), if as of the end of that 12-month period a non-cancelable [*] or more Techmate 250 units calling for delivery over the next 12 months has not then been accepted by LJL. Notwithstanding the foregoing, nothing contained herein shall restrict LJL in any way from incorporating the technology embodied in the Techmate 250 into products other than immunohistochemistry automated tissue microscope slide stainers, including but not limited to nucleic acid - based hybridization slide processors of any kind, and from developing, using, making, having made and selling such products. Nothing contained herein shall be construed to have granted LJL a license under any of BioTek's issued patents, except as contained in the section above titled Payment Terms for the Initial Order.

Confidentiality

     The parties hereto acknowledge that in connection with the supply agreement described in this letter, the parties may furnish to each other in the future, information which is Confidential Information (as defined below). Each party hereby agrees that for a period of three (3) years from the date this letter agreement becomes effective, it will keep confidential, and will cause its employees and agents to keep confidential, all of the Confidential Information of the other party. For purposes hereof, "Confidential Information" of a party means any and all information of that party concerning the Techmate 250 or its business which that party or any of its employees, agents or representatives may furnish to the other party or any of its agents or representatives after the date this letter agreement becomes effective, whether in written or oral form, provided that such information, if oral, is summarized by the disclosing party in writing, marked as Confidential and delivered to the receiving party within ten (10) business days following such oral disclosure, and if written, is marked as Confidential at the time it is disclosed. The term "Confidential Information" of a party does not include, however, information which: (i) becomes generally available to the public other than as a result of a disclosure by the other party, (ii) was rightfully available to the other party on a non-confidential basis prior to disclosure by the party which owns the information or its

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Lev. J. Leytes
LJL BioSystems, Inc.
May 1, 1996
Page 6

employees or agents, or (iii) becomes rightfully available to the other party from a source other than the party which owns the information or its employees or agents.

     Please indicate LJL's acceptance of this letter agreement by signing and returning the attached copy to me. The term of this letter will be reflected in a manufacturing and supply agreement to be subsequently negotiated and signed by the parties. Until a manufacturing and supply agreement is signed, this letter agreement together with the Attachments and Exhibits hereto, reflects the agreement between the parties.

                             Sincerely.

                             BIOTEK SOLUTIONS, INC.

                             By: /s/  JOHN PATIENCE
                                 ------------------------------------
                                 John Patience, as authorized agent

Agreed to by LJL BioSystems, Inc.
as of this 1st day of May, 1996

By: /s/  LEV J. LEYTES
    -------------------------
    Lev J. Leytes, President

                       MANUFACTURING AND SUPPLY AGREEMENT

                                   TERM SHEET

1.       FINAL TEST SPECIFICATIONS.

         1.1 BioTek has approved the specifications and the Phase III prototype units and has authorized manufacturing.

         1.2 Final Test Specifications shall be mutually agreed on based on the test results achieved by the first 10 Pilot Units. In the event that the Pilot Units' performance is substantially equivalent to the Phase III prototypes, all costs associated with requests to modify the Pilot Units or the product design, based on the Pilot Units' testing, shall be borne by BioTek.

         1.3 Any subsequent changes in final specifications will be handled by LJL on time and material basis, in a two-step process: investigational quote, then execution quote will be done upon BioTek's approval (follow the LJL Standard Manufacturing and Supply Agreement).

2.       DELIVERY AND ACCEPTANCE

         2.1 All LJL Products ordered under this Agreement will be shipped F.O.B. Sunnyvale. LJL shall deliver the units to BioTek at the address specified in each order.

         2.2 Drop shipment arrangements may be agreed for an additional charge.

         2.3 LJL will bill BioTek for shipping, handling. insurance, duties and customs charges incurred in shipping products.

         2.4 BioTek shall have the right to inspect and accept or reject any units tendered for delivery within 60 days of delivery if units do not meet Final Test Specifications at initial out of box power-up and fail to be put in service. LJL shall respond
                  (i) with replacement units or replacements parts, at BioTek's sole discretion, within 30 days or (ii) with written notification, if LJL disputes the nonconformance. Disputes unresolved after 30 days will be resolved by an independent testing organization.

3.       WARRANTY

         3.1 LJL warrants that each unit after the initial shipment of 10 pilot units supplied by LJL to BioTek shall conform to the Final Test Specifications prior to shipment.

         3.2 Inclusion of warranty can be negotiated on future orders for a corresponding increase in transfer price.

4.       RIGHT OF ACCESS.

         4.1 BioTek shall have the right, upon reasonable notice and during regular business hours, to observe any manufacturing activity hereunder in progress at LJL's facility.

5.       REGULATORY REQUIREMENTS.

         5.1 LJL will cooperate with BioTek at BioTek's expense to obtain any applicable regulatory or safety certifications.

6.       SERVICE CONTRACTS.

         6.1      Service at LJL factory available on time and materials basis.

         6.2 Parts for servicing can be made available for purchase. Purchase of service spares is recommended at the time manufacturing orders are placed as some parts have long lead times and including with production volume order will result in lower parts prices (as compared to ordering in low volume separate from a manufacturing order).

         6.3      Service contracts can be offered at negotiated price.

         6.4 Service training, manuals and documentation can be developed on a project basis with an approved order, budget and down payment

7.       CHANGE ORDERS.

         7.1 LJL will manufacture the product to meet the Final Test Specifications (subject to section 2). However, the ability of product to perform required functions is the result of BioTek specifications, and accordingly is the responsibility of BioTek and not LJL.

8.       PUBLICITY.

         8.1 A nameplate with LJL's logo and the words "Manufactured by LJL BioSystems, Inc." will be put on the front of each instrument at the time of manufacture at a mutually agreed, appropriate place and size.

9.       GOVERNING LAWS.

         9.1 State of California, in the county of residence of party not initiating the action.

10.      GENERAL.

         10.1 None of the provisions may be waived, varied or extended except expressly in writing, and signed by all parties, LJL and BioTek.

         10.2 Units being returned to LJL by BioTek must be decontaminated at the expense of BioTek, and certified as such.

11.      SALES TAXES.

         11.1 BioTek is responsible for all applicable sales taxes. LJL will collect and remit California sales tax, unless a resale card is on file prior to shipment. Sales tax in any other areas will be the responsibility of BioTek to report and pay directly.

         11.2 BioTek agrees to pay in a timely manner, any additional California sales and use tax that may be billed at a later date by the State of California. BioTek also agrees to pay all interest charges and penalties. If BioTek and LJL agree that LJL should defend against or appeal such additional state sales and use taxes, BioTek agrees to pay all LJL's expenses associated with such defense or appeal.

12.      INDEMNIFICATION.

         12.1 Mutual hold harmless clauses for actions of each company's employees or consultants.

         12.2     No consequential damages liability.

Report No.: 51213-LJL089-CE       Attachment A

Generic Standard:             EN 50081-1:1992
Test Standard:                EN 55022:1991 (Class A)

                                       Radiated Emissions

                  Results                                            Modifications
                  PASSED                                             None

                                       Line Conducted Emissions

                  Results                                            Modifications
                  PASSED                                             None

Generic Standard:             EN 50082-1:1992
Test Standard                 IEC 801-2:1984, IEC 801-2:1993

                                       Electrostatic Discharge

                  Results                                            Modifications
                  PASSED      -4kV contact, 8kV air discharge        None

Generic Standard:             EN 50082-1:1992
Test Standard:                IEC 801-3:1984, pr(pound)N 50140:1993

                                       Radiated RF Immunity

                  Results                                            Modifications
                  PASSED      - 3V/M                                 None

Generic Standard:             EN 50082-1:1992
Test Standard:                IEC 801-4:1988, IEC 1000-4-4:1995

                              Electrical Fast Transient (EFT) Burst
                              Immunity

                  Results                                            Modifications
                  PASSED      - 2kV mains                            None

TABLE 1.3-1:  Results Summary/Modification List